Exhibit 10.1

Letter of Settlement of Loans

6 June 2025

Stand Best Creation Limited

RM2212, 22/F, CC Wu Building

302-308 Hennessy Road

Wan Chai, Hong Kong

Attn: Mr Ng Man Shek

RE: Loan Settlement by Way of Share Transfer - Full and Final Settlement

Dear Sirs,

We, Starbox Group Holdings Ltd (referred to as the “Borrower”), are writing to confirm the mutually agreed terms for the settlement of the outstanding loans extended by Stand Best Creation Limited (the “Lender”) to the Borrower.

1. Outstanding Loan Balances

As at 31 May 2025, the principal loan amounts outstanding from Borrower are as follows:

Borrower	Outstanding Principal (USD)
Starbox Group Holdings Ltd	1,691,977.39

The full breakdown of the loans is attached as Schedule 1 for reference.

2. Settlement Terms - Share Transfer

In full and final settlement of the above outstanding principal sum, the Borrower has procured the transfer of 15,851,720 ordinary shares (the “Shares”) in One Eighty Holdings Ltd from Starbox Global Ltd to the Lender. Starbox Global Ltd is a wholly-owned subsidiary of Starbox Group Holdings Ltd.

The transfer is made as consideration for the loan settlement, and the Lender agrees to accept the Shares in lieu of cash repayment.

●	The fair value of One Eighty Holdings Ltd is based on the independent valuation report issued by China Intangible Asset Appraisement Co., Ltd, dated 24 January 2025, a copy is attached in Schedule 2, which valued its wholly-owned subsidiaries, 180 Degrees Brandcom Sdn Bhd and Media Elements Sdn Bhd, at USD 60,040,000.

●	A mutually agreed discount of 20% has been applied to the assessed fair value to arrive at the settlement value of the Shares.

3. Waiver of Interest

The Lender agrees to waive all interest, including interest accrued at the rate of 4.5% per annum, and acknowledges that this settlement is based solely on the outstanding principal balances as of 31 May 2025.

4. Effective Date of Settlement

This settlement shall take effect upon the successful legal transfer and registration of the Shares in the name of Stand Best Creation Limited. Upon such transfer, the loan obligations of the Borrower for the amount of US$1,691,977 .39, being total loan up to 31 May 2025 shall be deemed fully discharged.

5. Representations and Warranties

The Borrower represent and warrant as follows:

●	They have the full corporate power and authority to enter into and perform this settlement arrangement.

●	The Shares to be transferred are, to the best of the Borrower’s knowledge, free from any liens, encumbrances, or third-party claims.

●	The Borrower has taken all necessary steps to procure the share transfer from Starbox Global Ltd, which is under the control of the Borrower’s group.

6. Board Approval

This settlement is subject to and conditional upon approval by the Boards of Directors of Starbox Group Holdings Ltd, and Prime King Investment Limited.

7. Full and Final Settlement

Upon completion of the share transfer, the Borrower and the Lender acknowledge and agree that:

●	The loan obligations for the amount ofUS$1,691,977.39, being total loan up to 31 May 2025 are fully and finally settled.

●	The Lender shall have no further claims or recourse against the Borrower or Starbox Global Ltd in respect of the loans.

We thank you for your cooperation and look forward to concluding this matter satisfactorily.

Yours faithfully,

For and on behalf of:

Starbox Group Holdings Ltd

/s/ Lee Choon Wooi
Name:	Lee Choon Wooi
Title:	Director

Acknowledged and Agreed by:

Stand Best Creation Limited

/s/ Ng Man Shek
Name:	Ng Man Shek
Title:	Director